Exhibit 99.1

News from Xerox Holdings Corporation

Xerox Holdings Corporation 201 Merritt 7 Norwalk, CT 06851-1056

Xerox Transfers Stock Exchange Listing from NYSE to Nasdaq

Move provides greater alignment with company’s focus on standing up new businesses and monetizing innovation

NORWALK, Conn. September 9, 2021 — Xerox Holdings Corporation announced today the company will transfer its common stock listing (XRX) from the New York Stock Exchange (NYSE) to the Nasdaq Global Select Market, effective upon market open September 21. The company will continue being listed under the ticker symbol “XRX” after the transfer occurs.

While Xerox continues to deliver workplace products and services for its network of global customers and partners, the company is leveraging its research and development capabilities to advance a variety of new technologies aimed at solving the world’s biggest challenges. Priority areas of focus include digital transformation, augmented reality, robotic process automation, additive manufacturing, Industrial internet of Things and cleantech.

“Xerox’s focus on services, software, financing and innovation indicates the direction we’re taking our business for the future. We’re challenging the status quo by developing and leveraging new innovations to create solutions that address major secular challenges across industries,”said John Visentin, vice chairman and chief executive officer at Xerox. “I want to thank the NYSE, our listing exchange for the last 60 years, for its partnership.”

“As a longstanding technology leader, Xerox is continuing to innovate and serve as a champion for its people, customers and shareholders,” said Adena Friedman, president and chief executive officer of Nasdaq. “Xerox’s listing on Nasdaq will allow them to continue creating value for all stakeholders. We’re proud to welcome them to the Nasdaq family.”

About Xerox Holdings Corporation (NASDAQ: XRX)

For more than 100 years, Xerox has continually redefined the workplace experience. Harnessing our leadership position in office and production print technology, we’ve expanded into software and services to sustainably power today’s workforce. From the office to industrial environments, our differentiated business solutions and financial services are designed to make every day work better for clients — no matter where that work is being done. Today, Xerox scientists and engineers are continuing our legacy of innovation with disruptive technologies in digital transformation, augmented reality, robotic process automation, additive manufacturing, Industrial Internet of Things and cleantech. Learn more at xerox.com.

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Media Contact: Callie Ferrari, APR, Xerox, +1-203-849-5254, Callie.Ferrari@xerox.com

Investor Contact: David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com

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